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                                                                  EXHIBIT 11


                  VISIONAMERICA INCORPORATED AND SUBSIDIARIES

                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE



                                                                          1999                 1998                1997
                                                                      ------------          ----------          ----------
Net earnings from continuing operations per common share:
Basic

          Net Earnings                                                $(28,826,774)         $1,661,323          $3,268,833
          Preferred stock dividends (8%, payable in kind)                       --                  --              19,874
                                                                      ------------          ----------          ----------
          Earnings available to common shareholders                    (28,826,774)          1,661,323           3,248,959
                                                                      ------------          ----------          ----------
          Shares:
          Weighted average number of shares outstanding                  9,019,563           8,821,995           7,417,878
                                                                      ------------          ----------          ----------
          Basic earnings per common share and
               common equivalent share:                               $      (3.20)         $     0.19          $     0.44
                                                                      ============          ==========          ==========
          Net earnings
Diluted
          Net earnings                                                $(28,826,774)         $1,661,323          $3,268,833
          Preferred stock dividends (8%, payable in kind)                       --                  --              19,874
                                                                      ------------          ----------          ----------
          Earnings available to common shareholders                    (28,826,774)          1,661,323           3,248,959
                                                                      ============          ==========          ==========
          Shares:
          Weighted average number of shares outstanding                  9,019,563           8,821,995           7,417,878
          Assuming exercise of warrants and options, net
               of number of shares which could have been
               purchased with the exercise of such options
               based on the treasury stock method
               (using average market price)(1)                                  --              93,458             351,771
          Weighted average number of shares, adjusted                    9,019,563           8,915,453           7,769,656

          Diluted earnings per common share and common
               equivalent share:
          Net earnings from continuing operations                     $      (3.20)         $     0.19          $     0.42
                                                                      ============          ==========          ==========




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(1) In 1999, the effect of options and warrants is excluded because they are antidilutive.